SAVERS VALUE VILLAGE, INC.
OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT
This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of [●] (the “Date of Grant”), is delivered by Savers Value Village, Inc. (the “Company”) to [●] (the “Participant”).
RECITALS
The Savers Value Village, Inc. Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan. The Committee has decided to make this grant of restricted stock units as an inducement for the Participant to promote the best interests of the Company and its stockholders. The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.
1.Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant [●] restricted stock units, subject to the restrictions set forth below and in the Plan (the “Stock Units”). Each Stock Unit represents the right of the Participant to receive a share (a “Share”) of common stock of the Company, an amount of cash based on the value of a Share, or any combination of the foregoing, as determined by the Committee, if and when the specified conditions are met in Section 3 below, and on the applicable payment date set forth in Section 5 below.
2.Stock Unit Account. Stock Units represent hypothetical Shares, and not actual Shares. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No Shares shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.
3.Vesting.
(a)Subject to the terms of this Section 3, the Stock Units shall become vested in full on the first anniversary of the Date of Grant (the “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the Vesting Date:
(b)Notwithstanding the foregoing, the Stock Units shall become vested in full on the earliest to occur of the Participant’s termination of employment as a result of the following, provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until such event:
(i)the Participant’s death;

(ii)the Participant’s Disability;
(iii)the termination by the Employer of the Participant’s employment without Cause; or
(iv)the Participant’s Retirement. For purposes of this Agreement, “Retirement” shall mean the Participant’s termination of employment by reason of voluntary resignation either upon or following the Participant’s attainment of age 55 and 10 years of service with the Company.
(c)Except as otherwise provided in a written employment agreement or severance agreement entered into by and between the Participant and the Employer, in the event of a Change of Control before all of the Stock Units vest in accordance with Section 3(a) or Section 3(b) above, the provisions of the Plan applicable to a Change of Control shall apply to the Stock Units, and, in the event of a Change of Control, the Committee may take such actions with respect to the vesting of the Stock Units as it deems appropriate pursuant to the Plan.
4.Termination of Stock Units. Except as set forth in this Agreement, if the Participant ceases to be employed by, or provide service to, the Employer for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section 4.
5.Payment of Stock Units and Tax Withholding.
(a)If and when the Stock Units vest, the Company shall issue to the Participant one Share for each vested Stock Unit, or an amount of cash equal to the value of a Share for each vested Stock Unit, or a combination of the foregoing, subject to applicable tax withholding obligations. Subject to Sections 5(b) and 14 below, payment shall be made within 30 days after the applicable Vesting Date.
(b)All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. At such time as the Committee may determine in its discretion under the Plan, at the time of payment in accordance with Section 5(a) above, or if applicable, at the time the Stock Units vest, the number of Shares issued to the Participant shall be reduced by a number of Shares with a Fair Market Value (measured as of the Vesting Date) equal to an amount of the FICA, federal income, state, local and other tax liabilities (collectively, the “Taxes”) required by law to be withheld with respect to the payment or vesting of the Stock Units. To the extent not withheld in accordance with the immediately preceding sentence, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Stock Units.
(c)The obligation of the Company to deliver Shares shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares, the Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of Shares, if any, to the Participant pursuant to this Agreement is subject to any applicable Taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof.

6.Restrictive Covenants. The Participant acknowledges that the Stock Units serve as consideration for the covenants set forth in Addendum A. Addendum A constitutes part of this Agreement and is incorporated herein by reference. Notwithstanding the foregoing, Addendum A shall not apply to any Participant whose title as of the Date of Grant is Store Manager or Operations Manager CPC.
7.No Stockholder Rights; Dividend Equivalents. Neither the Participant, nor any person entitled to exercise Participant’s rights or receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares underlying the Stock Units, including voting or dividend rights, until the Shares have been issued upon payment of the Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units. Notwithstanding the foregoing, the Committee may grant to the Participant Dividend Equivalents on the Shares underlying the Stock Units prior to the Vesting Date, which shall be credited to the Stock Unit account for the Participant and will be paid or distributed in accordance with this Agreement and the Plan.
8.Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to Taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
9.No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
10.Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
11.Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Wilmington, Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date a Participant receives Shares hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.
12.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel and, except as provided in Section 15, any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer. Except as provided in Section 15, any notice shall be delivered by electronic mail to the Participant at the email address currently on file in the Company’s records, by hand or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, to an internationally recognized expedited mail courier.
13.Recoupment Policy. The Participant agrees that, subject to the requirements of applicable law, the Stock Units, and the right to receive and retain any Shares, or the amount of any gain realized or payment received as a result of any sale or other disposition of the Shares, covered by this Agreement, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under the Plan and any “clawback” or similar policy of the Company in effect on the Date of Grant or that may be established thereafter. By accepting the Stock Units, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such Stock Units or Shares or amounts paid under the Stock Units subject to clawback or recoupment pursuant to such policy, listing standard or law. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such Stock Unit or Shares or amount paid from the Participant’s accounts, or pending or future compensation or Grants under the Plan.
14.Application of Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code. Payments to be made under this Agreement upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code. If the Stock Units become vested and settled upon the Participant’s termination of employment, payment with respect to the Stock Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code. If payment is delayed, the Stock Units shall be settled and paid within thirty (30) days after the date that is six (6) months following the Participant’s termination of employment. Payments with respect to the Stock Units may only be paid in a manner and upon an event permitted by Section 409A of the Code, and each payment under the Stock Units shall be treated as a separate payment, and the right to a series of installment payments under the Stock Units shall be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Stock Units to the extent permitted by the Plan.
15.Electronic Delivery. The Employer may, in its sole discretion, deliver any documents relating to the Participant’s Stock Units and the Participant’s participation in the Plan, or future Grants that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Employer or another third-party designated by the Company.

16.Severability. If any provision of this Agreement is held to be unenforceable, illegal or invalid for any reason, the unenforceability, illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement is to be construed and enforced as if the unenforceable, illegal or invalid provision had not been inserted, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
17.Waiver. The waiver by the Company with respect to the Participant’s (or any other participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
18.Amendment. Except as permitted by the Plan, this Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.
19.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
20.Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and each of their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and each of their respective heirs, representatives, successor and permitted assigns.
21.[Signature Page Follows]
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23.IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.
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25.                    SAVERS VALUE VILLAGE, INC.
26.

                    Name: Mark Walsh
                    Title: Chief Executive Officer

I hereby accept the Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all decisions and determinations of the Committee shall be final and binding.

______________________________    ____________________________________
Date                        Participant

ADDENDUM A TO THE AGREEMENT

RESTRICTIVE COVENANTS

This Addendum A include additional terms and conditions applicable to the Participant if the Participant as a condition of the Participant’s receipt of the Stock Units, provided that this Addendum A shall not apply to any Participant whose title as of the Date of Grant is Store Manager or Operations Manager CPC. Capitalized terms used but not defined in this Addendum A are defined in the Plan or the Agreement and have the meanings set forth therein.
(a)The Participant acknowledges that the Stock Units serve as consideration for the covenants in this Addendum A.
(b)Confidentiality. The Participant recognizes that the services to be performed by him or her are special, unique and extraordinary in that, by reason of his or her past, present and future employment with the Employer, he or she may acquire or has acquired Confidential Information and trade secrets concerning the operations of the Employer, the use or disclosure of which could cause the Employer substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Participant covenants and agrees with the Employer that he or she will not at any time, except in performance of the Participant’s obligations to the Employer or with the prior written consent of the Board, directly or indirectly, disclose any secret or Confidential Information that he or she may learn or has learned by reason of his or her association with the Employer, or any predecessors to its business, or use any such information to the detriment of the Employer. The term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Employer’s management with respect to the Employer’s business plans, prospects and opportunities, the identity of and information concerning clients, non-profit partners, suppliers or customers, information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. “Confidential Information” does not include information in the public domain, so long as such information did not become part of the public domain through the actions of Participant. Participant understands and agrees that the rights and obligations set forth in this Section (b) are perpetual and, in any case, shall extend beyond Participant’s employment.
(c)Non-competition. The Participant hereby covenants and agrees, for the benefit of Employer that, for the Restricted Period (as defined below), the Participant will not, directly or indirectly, engage in, whether as principal, agent, officer, director, investor, consultant, stockholder, lender, partner, member, owner, sponsor, or otherwise, alone or in association with any other Person (except for ownership of no more than three percent (3%) of any class of publicly traded securities), carry on, manage, operate, finance, sponsor, or become engaged or concerned in, or otherwise take part in, a business, anywhere in the United States, or any U.S. state, Canada, or any Canadian province, or Australia, or any Australian state, (the “Territory”) consisting of operating thrift retail stores and selling in such format used apparel and hard goods sourced through the purchase of donations to charitable organizations (collectively, referred to as the “Business”). The “Restricted Period” is the period of time in which the Participant is an employee of the Employer and a period of two (2) years after such termination. If any portion of the restricted geographic area in any state or province shall be adjudicated in such state or province to be invalid or unenforceable as so identified, such identification shall be deemed amended to properly reflect the largest aggregate geographic area in such state or province which would be valid and enforceable under the laws of such state or province; provided, however, that such invalidity or unenforceability shall apply only with respect to part or all of the restricted geographic area in the particular state or province in which such adjudication is made. The Participant recognizes that the territorial and time limitations set forth in this Section (c) are reasonable, not burdensome and are properly required by law for the adequate protection of Employer.
(d)Non-solicitation.
(i)The Participant agrees that during the Restricted Period, the Participant shall not, either directly or indirectly, solicit or recruit any of Employer’s employees, consultants, contractors, agents or representatives to leave their employment or engagement with Employer, or attempt to solicit or recruit employees, consultants, contractors, agents or representatives of Employer, either on behalf of the Participant or for any other Person, to leave their employment or engagement with Employer.
(ii)The Participant agrees that during the Restricted Period, the Participant shall not, either directly or indirectly, induce or solicit any non-profit organization that has supplied goods to the Employer (or allowed the Employer to accept goods on its behalf) in the previous three years to either (i) reduce or modify such organization’s relationship with the Employer, or (ii) to enter into any relationship whereby such organization would supply goods, or allow acceptance of goods on its behalf, by any Person engaged in the Business.
(e)Protection of Trade Secrets. The Participant hereby acknowledges that he or she has, by means of his or her ownership interest in the Employer, or through employment with the Employer or through any other similar means, access to the Employer’s trade secret, confidential and proprietary information, including information relating to the operations of the Employer and its customers (“Trade Secrets”) which information the Participant understands the Employer spends and has spent considerable time, expense and effort to develop and keep confidential. In order to protect such Trade Secrets and customer goodwill, the Participant hereby agrees that during the Restricted Period, the Participant will not, either on the Participant’s behalf or on behalf of any other Person, (a) call on, solicit, induce or attempt to induce any recycler or other corporate customer, vendor, trade related business relation of or other persons under contract or otherwise doing business with the Employer (whether past, present or prospective) to cease doing business, reduce or alter any business with the Employer, or (b) in any way interfere with the relationship between any such corporate customer, vendor, trade related business relation or other Person under contract with or doing business with the Company and the Employer.
(f)Nondisparagement. The Participant shall not make or publish any untruthful statement (orally or in writing) that intentionally libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Employer. The foregoing provisions of this Section (f) shall not apply to truthful testimony in a judicial or administrative proceeding.
(g)Permitted Conduct. Nothing in this Agreement shall prohibit or restrict the Participant from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to the Participant individually (and not directed to the Employer) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to the Participant’s attorney in relation to a lawsuit for retaliation against the Participant for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Participant to obtain prior authorization from the Employer before engaging in any conduct described in this paragraph, or to notify the Employer that the Participant engaged in any such conduct.
(h)Injunctive Relief. The Participant acknowledges that a breach by him or her of the provisions of this Agreement cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Employer irreparable injury and damage. Consequently, the Participant agrees that the Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement (without the requirement to post a bond); provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach.
(i)Other Restrictive Covenants. The provisions of this Addendum A shall be in addition to, and shall not modify or supersede, any other restrictive covenants to which the Participant is subject pursuant to an agreement with the Employer.
(j)Construction/Blue Pencil. The parties agree that the provisions of this Addendum A shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any arbitrator or court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision, which shall become null and void, leaving the remainder of this Agreement in full force and effect.

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